Exhibit 4.38
Letter of Undertaking
Date：2008-10-13

To:	KongZhong Information Technologies (Beijing) Co., Ltd (“KongZhong Beijing”)

Dear Sir/Madam:

Whereas:
1.
Pursuant to the Power of Attorney dated on May 10, 2004 and October 16, 2006 respectively and signed by shareholders of Beijing AirInbox Information Technologies Co. Ltd. (“Beijing AirInbox”), I was authorized to exercise all voting powers of the shareholder of Beijing AirInbox.

2.
Shareholders of Beijing AirInbox have revoked aforesaid Power of Attorney according to the board resolution of KongZhong Beijing which revocation became effective on October 13, 2008. To avoid confusion, documents listed below became ineffective on October 13, 2008:

a)         the Power of Attorney signed by Songlin Yang on May 10, 2004;
b)         the Power of Attorney signed by Linguang Wu on October 16, 2006;
c)         the Power of Attorney signed by Guijun Wang on October 16, 2006;
d)         the Power of Attorney signed by Zhen Huang on May 10, 2004.

I hereby undertake that I shall not exercise any authority of aforesaid ineffective documents henceforth, including but not limited to exercising voting powers as the shareholder of Beijing AirInbox, and/or acting as the authorized representative to nominate and elect senior management officers such as directors, general manager at shareholders’ meetings of Beijing AirInbox.

Yours Faithfully,

/s/ Yunfan Zhou                  (Signature)
Yunfan Zhou

Consented by Shareholders of Beijing AirInbox:

Songlin Yang:    /s/ Songlin Yang

Linguang Wu:    /s/ Linguang Wu

Guijun Wang:    /s/ Guijun Wang

Zhen Huang:    /s/ Zhen Huang